THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE BEEN ACQUIRED IN A PRIVATE PLACEMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, OR THE CORPORATION RECEIVES AN OPINION OF COUNSEL (WHICH MAY BE THE COUNSEL FOR THE CORPORATION) STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

                         -------------------------------

                      NATIONAL INFORMATION CONSORTIUM, INC.

                            COMMON STOCK CALL OPTION

                                1,400,000 Shares

                                                                      Void After
                                                               December 31, 2009

     This Common Stock Call Option (this "WARRANT") is dated as of March 3, 2000, and is issued for good and valuable consideration, the receipt of which is hereby acknowledged, by NATIONAL INFORMATION CONSORTIUM, INC., a Colorado corporation (the "COMPANY"), to BANK OF AMERICA, N.A. ("BofA"). The term "HOLDER" shall initially refer to BofA, the initial holder of this Warrant, and shall further refer to any subsequent permitted holder of this Warrant from time to time.

     1. PRICE AND EXERCISE OF WARRANT. The Company does hereby certify and agree that the Holder hereby is entitled to purchase from the Company up to 1,400,000 duly authorized, validly issued, fully paid and non-assessable shares of the Company's common stock, without par value ("COMMON STOCK"), upon the terms and subject to the provisions of this Warrant.

          1.1 EXERCISABILITY OF WARRANT. Shares of Common Stock shall vest and be purchasable upon exercise of this Warrant (the "SHARES") only if this Warrant has become exercisable according to the following provisions:

               (a) This Warrant shall become exercisable as of the date when, and only if, the Shared Revenues (as defined in the Operating Agreement) with respect to the joint venture by and between the Holder and eFed, Inc., a wholly-owned subsidiary of the Company, aggregates at least $86,250,000 prior to December 31, 2004, which revenues shall be calculated in accordance with accounting principles mutually agreed to by the Holder and the Company (or as determined by a reputable third-party accountant) (as so calculated, the "CUMULATIVE REVENUES").

               (b) Upon the first occurrence of the Cumulative Revenues aggregating at least $86,250,000 (the "FIRST VESTING"), 420,000 Shares shall vest and may be purchased upon exercise of this Warrant. At the end of each fiscal quarter thereafter, if the Cumulative Revenues have increased in comparison to the immediately preceding fiscal quarter (each, including the First Vesting, a "VESTING EVENT"), additional Shares shall vest, and the number of such Shares shall be the product of (X) 420,000 Shares, multiplied by (Y) a fraction, (A) the numerator of which is the difference between (x) the Cumulative Revenues at the end of such fiscal quarter and (y) the Cumulative Revenues at the end of the fiscal quarter immediately preceding such fiscal quarter, and (B) the denominator of which is $86,250,000. All Shares which have vested pursuant to this Section 1.1(b) shall be hereinafter referred to as the "VESTED SHARES."

               (c) Notwithstanding anything to the contrary in this Warrant, no Vesting Event shall occur after December 31, 2004, and under no circumstances shall the total number of Vested Shares exceed 1,400,000.

          1.2 EXERCISE PRICE. At each Vesting Event, a price per share at which the Vested Shares may be purchased by exercise of this Warrant shall be assigned to such Vested Shares (each such price, a "WARRANT PRICE"). At each Vesting Event, one-half of the Vested Shares shall bear a Warrant Price of $34.44 (the "BASE WARRANT PRICE"), and all remaining Vested Shares shall bear a Warrant Price that is thirty percent greater than the Base Warrant Price.

          1.3 TERM OF WARRANT. This Warrant shall be exercisable until the later of (a) December 31, 2005 or (b) the twenty-four (24) month anniversary of the final Vesting Event (the expiration date for this Warrant is hereinafter referred to as the applicable "EXPIRATION DATE").

          1.4 EXERCISE OF WARRANT.

               (a) This Warrant may be exercised, in whole or in part, upon surrender to the Company of the certificate or certificates evidencing this Warrant to be exercised and delivery of a duly completed and executed form of election to exercise attached hereto as EXHIBIT A (the "ELECTION TO EXERCISE") and payment to the Company of the aggregate Warrant Price for the number of Shares in respect of which this Warrant is then being exercised (the "EXERCISE PAYMENT"). Shares which have been purchased pursuant to an effective exercise of this Warrant are hereinafter referred to as "WARRANT SHARES."

               (b) Payment of the Exercise Price may be made (i) in cash or by cashier's or bank check or (ii) by making a Cashless Exercise (as hereinafter defined). Upon a "CASHLESS EXERCISE," the Holder shall receive Warrant Shares on a net basis such that, without the payment of any funds, the Holder shall surrender this Warrant in exchange for the number of Shares equal to the product of (A) the number of Shares as to which this Warrant is being exercised, multiplied by (B) a fraction, (X) the numerator of which is the aggregate fair market value price of such Common Stock less the aggregate then applicable exercise price, and (Y) the denominator of which is such aggregate fair market value price.

               (c) Subject to SECTION 5 hereof, upon surrender of this Warrant and delivery of a duly completed and executed Election of Exercise and Exercise Payment, the

Company shall cause to be issued and delivered to the Holder, or such other person as the Holder may designate in writing, a certificate or certificates for the number of Warrant Shares so purchased upon the exercise of this Warrant. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such shares of Common Stock as of the date of surrender of this Warrant and delivery of the duly completed and executed Election of Exercise and Exercise Payment; PROVIDED that, if the date of surrender of this Warrant and payment of the Warrant Price is not a business day, the certificates for the Warrant Shares shall be issued as of the next business day (whether before or after the Expiration Date), and until such date, the Company shall be under no duty to cause to be delivered any certificate for such Warrant Shares or for shares of such other class of stock. If this Warrant is exercised in part, a new warrant certificate of the same tenor and for the number of Shares not exercised shall be executed by the Company.

          1.5 FRACTIONAL INTERESTS. The Company shall not be required to issue fractions of Warrant Shares on the exercise of this Warrant. If any fraction of a Warrant Share would be issuable upon the exercise of this Warrant (or any portion thereof), the Company shall purchase such fraction for an amount in cash equal to the same fraction of the last reported sale price of the Common Stock on the NASDAQ National Market System or any other national securities exchange on which the Common Stock is then listed.

     2. COVENANTS OF THE COMPANY.

          2.1 The Company shall at all times reserve for issuance and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of providing for the exercise of this Warrant, such number of shares of Common Stock as shall from time to time be sufficient therefor.

          2.2 The Company will not, by amendment of its charter documents or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Warrant. Without limiting the foregoing, the Company (a) will not increase the par value of any shares of capital stock receivable upon the exercise of this Warrant above the amount payable therefor upon such exercise and (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of capital stock upon the exercise of this Warrant.

          2.3 The issuance of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Common Stock. Each share of Common Stock issuable upon exercise of this Warrant shall upon payment of the Exercise Price therefor, be fully paid and nonassessable and free from all liens and charges with respect to the issuance thereof.

          2.4 To the extent commercially reasonable, the Company shall assist and cooperate with any requirement imposed upon the Holder to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings required to be made by the Company); provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any jurisdiction unless the Company is already required to qualify to do business or subject to service in such jurisdiction.

     3. ADJUSTMENT OF WARRANT PRICE AND NUMBER OF WARRANT SHARES. The Warrant Price in effect at any time and the number and kind of securities purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events, as hereinafter provided.

          3.1 In case the Company shall hereafter (i) pay a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide its outstanding Common Stock, (iii) combine its outstanding Common Stock into a smaller number of shares, or (iv) issue any shares by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), the Warrant Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Holder, upon exercise of this Warrant after such date, shall be entitled to receive the aggregate number and kind of shares of Common Stock which, if this Warrant had been exercised immediately prior to such record date, it would have owned upon such exercise and been entitled to receive upon such dividend, distribution, subdivision, combination or reclassification.

          3.2 Whenever the Warrant Price payable upon exercise of this Warrant is adjusted pursuant to SECTION 3.1 above, the number of Shares purchasable upon exercise of this Warrant shall simultaneously be adjusted by multiplying the number of Shares initially issuable upon exercise of this Warrant by the Warrant Price in effect as of the date of this Warrant and dividing the product so obtained by the Warrant Price, as adjusted.

          3.3 No adjustment in the Warrant Price shall be required unless such adjustment would require an increase or decrease of at least $0.25 in such price; PROVIDED that any adjustments not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this SECTION 3 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

          3.4 Whenever the Warrant Price is adjusted, as herein provided, the Company shall promptly cause a notice setting forth the adjusted Warrant Price and adjusted number of shares issuable upon exercise of this Warrant to be mailed to the Holder. The certificate setting forth the computation shall be signed by an authorized officer of the Company.

          3.5 In the event that at any time, as a result of any adjustment made pursuant to SECTION 3.1 above, the Holder thereafter shall become entitled to receive any shares of the Company, other than Common Stock, thereafter the number of such other shares so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in SECTION 3.1 above.

     4. CONSOLIDATION, MERGER OR SALE OF ASSETS.

          4.1 In case of any consolidation of the Company with, or merger of the Company with or into any other entity (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), or any sale or transfer of all or substantially all of the assets of the Company or of the person formed by such consolidation or resulting from such merger or which acquires such assets, as the case may be, the Holder shall have the right thereafter to exercise this Warrant for the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock for which this Warrant may have been exercised immediately prior to such consolidation, merger, sale or transfer; PROVIDED that (i) such Holder is not a person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be ("CONSTITUENT PERSON"), or an Affiliate (as hereinafter defined) of a Constituent Person, and (ii) in the case of a consolidation, merger, sale or transfer which includes an election as to the consideration to be received by the holders, such Holder failed to exercise its rights of election as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer (PROVIDED, HOWEVER, that, if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer is not the same for each share of Common Stock held immediately prior to such consolidation, merger, sale or transfer by other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised ("NON-ELECTING SHARE"), then for the purposes of this SECTION 4.1 the kind and amount of securities, cash, and other property receivable upon such consolidation, merger, sale or transfer by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). For purposes of this SECTION 4, "AFFILIATE" shall have the meaning given to such term in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934, as amended (the "EXCHANGE ACT").

          4.2 Adjustments for events subsequent to the effective date of such a consolidation, merger and sale of assets shall be as nearly equivalent as may be practicable to the adjustments provided for in this Warrant. In any such event, effective provisions shall be made in the certificate or articles of incorporation of the resulting or surviving corporation, in any contract of sale, conveyance, lease or transfer, or otherwise so that the provisions set forth herein for the protection of the rights of the Holder shall thereafter continue to be applicable; and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon exercise, such shares of stock, other securities, cash and property. The provisions of this SECTION 4 shall similarly apply to successive consolidations, mergers, sales, leases or transfers.

     5. REGISTRATION RIGHTS.

          5.1 PIGGYBACK REGISTRATION. Whenever during the period beginning on the date hereof and ending one (1) year after the final Vesting Event, the Company proposes to file with the Securities and Exchange Commission (the "COMMISSION") a registration statement (other than as to securities issued pursuant to an employee benefit plan or as to a transaction subject to Rule 145 promulgated under the Securities Act of 1933, as amended (the "ACT"), or for which a Form S-4 Registration Statement could be used), it shall, at least 30 days prior to each such filing, give written notice of such proposed filing to the Holder, at its address as it appears on the records of the

Company, and shall offer to include and shall include in such filing any proposed disposition of the Warrant Shares upon receipt by the Company, not less than ten (10) days prior to the proposed filing date, of a written request therefor setting forth the facts with respect to such proposed disposition and all other information with respect to such person reasonably necessary to be included in such registration statement; PROVIDED that (i) the Holder shall (together with the Company and the other shareholders distributing their securities through such offering) enter into an underwriting agreement with the underwriters for any offering made pursuant to such registration statement and (ii) the Holder shall have no right to participate in the selection of the underwriters for such offering; provided, further, that such underwriting agreement shall not provide for indemnification or contribution obligations on the part of the Holder in favor of the Company greater than the obligations set forth in this Section
5. Notwithstanding anything to the contrary herein, if the managing underwriter for the offering made pursuant to this SECTION 5 advises the Company that the inclusion of all or part of the Warrant Shares in the offering would be detrimental to the offering, such securities shall not be included in the offering.

          5.2 REGISTRATION ON FORM S-3.

               (a) In case the Company shall receive from the Holder a written request that the Company file a registration statement on Form S-3 (or any successor form to Form S-3) for a public offering of shares of the Warrant Shares the reasonably anticipated aggregate price to the public of which would exceed $2,000,000, and the Company is a registrant entitled to use Form S-3 to register the Warrant Shares for such an offering, the Company shall use its best efforts to cause such Warrant Shares to be registered for the offering on such form and to cause the offering and sale of such Warrant Shares to be qualified in such jurisdictions as the Holder may reasonably request.

               (b) Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 5.2:

                    (i) if it has already effected two registrations pursuant to this Section 5.2 and/or Section 5.1 in any twelve (12) month period;

                    (ii) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Act;

                    (iii) if the Company shall furnish to the Holder a certificate signed by the Company's President and/or Chief Executive Officer stating that in the good faith judgment of the Company's Board of Directors it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed in the near future, then the Company's obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed 120 days from the receipt of the request to file such registration by the Holder, provided that the Company may not exercise this deferral right more than once in any twelve

(12) month period, and provided further that the Company shall not register shares for its own account (or the account of any other party) during such 120-day period, except in a Rule 145 transaction or with respect to an employee benefit plan; or

                    (iv) if such registration, qualification or compliance is proposed to be part of a firm commitment underwritten public offering with underwriters not reasonably acceptable to the Company.

          5.3 REGISTRATION PROCEDURES. In the case of each registration effected by the Company pursuant to Section 5 hereof, the Company will keep the Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense the Company will:

               (a) prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for at least 180 days or until the distribution described in the registration statement has been completed, whichever first occurs;

               (b) furnish to the Holder (and to the underwriters of the securities being registered, if any) such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such persons may reasonably request in order to facilitate the public offering of such securities;

               (c) use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holder, provided that, the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or file a general consent to service of process in any such states or jurisdictions;

               (d) notify the Holder at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes a misstatement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, or otherwise fails to comply with the requirements of the Act and the rules and regulations promulgated thereunder. The Company shall, promptly upon the happening of any such event, provide the Holder with revised prospectuses correcting any such untrue statement or omission or failure to comply;

               (e) list the registered securities on a national securities exchange or trading system; and

               (f) furnish, at the request of the Holder, on the date the Warrant Shares are delivered to the underwriters for sale in connection with a registration, if such Warrant Shares are being sold through underwriters, or, if such Warrant Shares are not being sold through underwriters, on the date that the registration statement with respect to such Warrant Shares becomes effective: (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is mutually agreed upon by such counsel and the Holder, addressed to such Holder, and (ii) a letter dated such date, from the independent certified accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to Holder, provided that such Holder shall have provided such accountants with such documentation in connection with providing such letter to such Holder as such accountants may reasonably request.

          5.4 INDEMNIFICATION. In the event any Warrant Shares are included in a registration statement under Section 5 hereof:

               (a) To the extent permitted by law, the Company will indemnify and hold harmless the Holder, any underwriter (as defined in the Act) for such Holder and each person, if any who controls such Holder or underwriter within the meaning of the Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or action in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 5.4(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action is such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by the Holder, any such underwriter or controlling person.

               (b) To the extent permitted by law, the selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter and any controlling person of any such underwriter, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by the Holder expressly for use in connection with such registration; and the Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 5.4(b), in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 5.4(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this Section 5.4(b) exceed the net proceeds from the offering received by the Holder.

               (c) Promptly after receipt by an indemnified party under this
Section 5.4 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 5.4, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action , if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this
Section 5.4, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5.4.

               (d) If the indemnification provided for in Section 5.4 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by the Holder hereunder exceed the net proceeds from the offering received by such Holder.

               (e) The obligations of the Company and the Holder under this
Section 5.4 shall survive the completion of any offering of Warrant Shares in a registration statement under Section 5 hereof and otherwise.

          5.5 The Company shall pay all reasonable fees, disbursements and out-of-pocket expenses (other than brokerage fees and commissions of and legal fees of counsel to the Holder, if any) in connection with the filing of any registration statement under this SECTION 5 (or obtaining the opinion of counsel with respect to sales under Rule 144 of the Act) and in complying with applicable securities and blue sky laws. The Company at its expense will supply the Holder with copies of such registration statement and the prospectus included therein and any subsequent amendments thereto and other related documents any opinions in such quantities as may be reasonably requested by the Holder.

          5.6 The Company shall not be required by this SECTION 5 to file such registration statement if, in the opinion of counsel for the Holder and the Company (or, should they not agree, in the opinion of another counsel experienced in securities law matters acceptable to counsel for the Holder and the Company), the proposed public offering or other transfer as to which such registration statement is requested is exempt from applicable federal and state securities laws and would result in all purchasers or transferees obtaining securities which are not "restricted securities," as defined in Rule 144 under the Act.

          5.7 The Company agrees that until all Warrant Shares have been sold under a registration statement or pursuant to Section 5.2 hereof or Rule 144 under the Act, it will use its best efforts to keep current in filing all materials required to be filed with the Commission in order to permit the holders of such securities to sell the same pursuant to an effective Registration Statement on Form S-3 or under Rule 144.

     6. RESTRICTIONS ON TRANSFER; PROPOSED TRANSFERS. "TRANSFER" means sell, assign, convey, donate, pledge, encumber, transfer or otherwise dispose of, or contract to do any of the foregoing. "TRANSFEREE" and "TRANSFERABLE" shall have their respective meanings as grammatical variations of "Transfer."

          6.1 RESTRICTIONS ON TRANSFERABILITY. This Warrant, the rights provided hereunder and the Warrant Shares shall not be Transferable except upon the conditions specified herein. The Holder shall cause any Transferee to agree to take and hold such Warrant or Warrant Shares subject to the provisions and upon the conditions herein.

          6.2 RESTRICTIVE LEGEND. Each certificate or certificates representing the Warrant Shares shall be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable agreements and laws):

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED IN A PRIVATE PLACEMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE CORPORATION RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN A COMMON STOCK CALL OPTION ISSUED BY THE CORPORATION, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION AND WILL BE FURNISHED UPON REQUEST TO THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.

          6.3 NOTICE OF PROPOSED TRANSFERS. The Holder, by acceptance of this Warrant or the certificate(s) representing the Warrant Shares, agrees to comply in all respects with the provisions of this SECTION 6. Prior to any proposed Transfer of this Warrant or the Warrant Shares, subject to the requirements set forth in SECTION 6.4 below, the Holder shall give 15 days prior written notice to the Company of such Holder's intention to effect such Transfer (the "TRANSFER NOTICE"). Each Transfer Notice shall describe the manner and circumstances of the proposed transfer in sufficient detail and shall, if the Company so requests, be accompanied by either (i) a written opinion of legal counsel who shall be reasonably satisfactory to the Company addressed to the Company and reasonably satisfactory in form and substance to the Company's counsel to the effect that the proposed Transfer may be effected without registration under the Act or (ii) a "no action" letter from the Commission to the effect that the proposed Transfer without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the Holder of such Warrant or Warrant Shares shall be entitled to transfer such securities in accordance with the terms of the notice delivered by the Holder to the Company; PROVIDED, HOWEVER, that no opinion or no action letter need be obtained with respect to a Transfer without consideration to (A) any affiliated entity of the Holder or (B) to a parent corporation or wholly-owned subsidiary of the Holder or to a wholly-owned subsidiary of such parent; PROVIDED, in any such case, that the Transferee agrees in writing to be subject to the terms hereof. Each certificate evidencing Restricted Securities transferred as above provided shall bear the appropriate restrictive legend set forth in
SECTION 6.2 above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for the Company such legend is not required in order to establish compliance with any provisions of the Act.

          6.4 RIGHT OF FIRST REFUSAL. In the event that the Holder desires to Transfer this Warrant or the Warrant Shares to a proposed Transferee, the Holder shall first offer such Warrant or Warrant Shares for sale to the Company at the same price and upon the same terms (or terms as similar as reasonably possible) upon which the Holder is proposing to Transfer such Warrant or Warrant Shares (the "RIGHT OF FIRST REFUSAL"). This Right of First Refusal must be offered to the Company by giving notice to the Company in accordance with SECTION 6.3 above. If the Company declines to exercise its Right of First Refusal, it shall immediately so notify the Holder.

               (a) EXERCISE OF RIGHT OF FIRST REFUSAL. The Right of First Refusal set forth in this SECTION 6.4 may be exercised by the Company as to any portion of this Warrant or the Warrant Shares offered for sale to it by the Holder, by giving notice to the Holder within 15 days of the receipt by the Company of the Transfer Notice. If within such period the Company elects to exercise its Right of First Refusal as to only a part of this Warrant or the Warrant Shares, then the

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Holder may Transfer any remaining portions of this Warrant or the Warrant
Shares pursuant to the proposed Transfer.

               (b) EXCEPTIONS TO RIGHT OF FIRST REFUSAL. The Right of First Refusal granted under this SECTION 6.4 shall not be applicable to the Transfer of any Warrant Shares to (i) any affiliated entity of the Holder or
(ii) to a parent corporation or wholly-owned subsidiary of the Holder or to a wholly-owned subsidiary of such parent.

               (c) EXPIRATION OF RIGHT OF FIRST REFUSAL. The Right of First Refusal granted under this SECTION 6.4 shall expire upon registration of the Warrant Shares pursuant to an effective registration statement under the Act.

          6.5 PROCEDURE FOR TRANSFER. All transfers shall be registered with the Company by submission to it of this Warrant, together with the annexed assignment form attached hereto as EXHIBIT B (the "ASSIGNMENT FORM") duly completed and executed. After the Company's receipt of this Warrant and the Assignment Form so completed and executed, the Company will issue and deliver to the transferee a new warrant (representing the portion of this Warrant so transferred) at the same Exercise Price per share and otherwise having the same terms and provisions as this Warrant, which the Company will register in the new holder's name. In the event of a partial transfer of this Warrant, the Company shall concurrently issue and deliver to the transferring holder a new warrant that entitles the transferring holder to purchase the balance of this Warrant not so transferred and that otherwise is upon the same terms and conditions as this Warrant. Upon the due delivery of this Warrant for transfer, the transferee holder shall be deemed for all purposes to have become the Holder of the new warrant issued the portion of this Warrant so transferred, effective immediately prior to the close of business on the date of such delivery, irrespective of the date of actual delivery of the new warrant representing the portion of this Warrant so transferred.

     7. REPLACEMENT AND EXCHANGE OF WARRANT.

          7.1 In the event of the loss, theft or destruction of this Warrant, the Company shall execute and deliver an identical new warrant to the Holder in substitution therefor upon the Company's receipt of (i) evidence reasonably satisfactory to the Company of such event and (ii) if requested by the Company, an indemnity agreement reasonably satisfactory in form and substance to the Company. In the event of the mutilation of or other damage to this Warrant, the Company shall execute and deliver an identical new warrant to the Holder in substitution therefor upon the Company's receipt of the mutilated or damaged warrant.

          7.2 The Holder and the Company shall each pay its own costs and expenses incurred in connection with the exercise, exchange or replacement of this Warrant; PROVIDED, that the Holder shall pay all stamp and other transfer taxes payable in connection with the transfer or replacement of this Warrant.

          8. RIGHTS AND OBLIGATIONS OF THE WARRANT HOLDER. This Warrant shall not entitle the Holder to any rights of a stockholder in the Company.

                                       12
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          9. NOTICES. Any notice or other communication required or permitted to be given here shall be in writing and shall be effective (a) upon hand delivery or delivery by telefacsimile (with correct answerback received), telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the third business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communication shall be:

         If to the Company:         National Information Consortium, Inc.
                                    12 Corporate Woods
                                    10975 Benson Street, Suite 390
                                    Overland Park, KS  66210
                                    Telephone:  (913) 498-3468
                                    Facsimile:  (913) 498-3472
                                    Attention:  Kevin Childress

         With a copy to:            Morrison & Foerster LLP
                                    425 Market Street
                                    San Francisco, CA  94105-2482
                                    Telephone:  (415) 268-7000
                                    Facsimile:  (415) 268-7522
                                    Attention:  John W. Campbell, III, Esq.

         If to the Holder:          Bank of America Corporation
                                    201 North Tryon Street, NCI-022-14-05
                                    Charlotte, North Carolina 28255
                                    Telephone:  704-386-7613
                                    Facsimile:  704-388-8495
                                    Attention:  Allen Kendle

         With a copy to:            Bank of America Corporation
                                    100 North Tryon Street, NCI-007-56-11
                                    Charlotte, North Carolina 28255
                                    Telephone:  704-386-5724
                                    Facsimile:  704-370-3515
                                    Attention:  Office of the General Counsel

Each party hereto may from time to time change its address for notices under this SECTION 9 by giving at least 10 days' notice of such changes address to the other party hereto.

     10. AMENDMENTS AND WAIVERS. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

                                       13
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     11. APPLICABLE LAW. This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.


                                       14
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     IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed on the day and year first above written.


                                       NATIONAL INFORMATION CONSORTIUM, INC.,
                                       a Colorado corporation


                                       By: /s/ Kevin C. Childress
                                          ----------------------------------
                                       Name: Kevin C. Childress
                                            --------------------------------
                                       Title: Chief Financial Officer
                                             -------------------------------


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